PRA GROUP, INC.
RESTRICTED STOCK UNIT AGREEMENT
PRA Group, Inc., a Delaware corporation, (the “Company”) has duly adopted, and its stockholders have approved, the Company’s 2013 Omnibus Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall be controlling. A copy of the Plan is available upon request from the Secretary of the Company or can be accessed through the Company’s filings with the Securities and Exchange Commission at the following weblink:

http://www.sec.gov/Archives/edgar/data/1185348/000119312513161958/d521369ddef14a.htm#rom521369_45.
This Restricted Stock Unit Agreement, including the country-specific terms set forth in the attached Appendix (collectively the “Agreement”), describes in detail your rights with respect to the Restricted Stock Units (“RSUs”) granted herein (“LTI Award”) and sets forth the conditions, terms and limitations applicable to this grant, subject to the terms and conditions of the Plan. This Agreement constitutes a legal agreement between you (“Grantee”) and the Company. Capitalized terms used in this Agreement but not otherwise defined herein, shall have the meanings set forth in the Plan.

Grantee Name
Grantee Id
Grant/Award Type
Total Number of Units Granted
Grant Date

IN WITNESS WHEREOF, the parties have accepted, witnessed and agreed to be bound by this Agreement as of the Grant Date specified and agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

PRA GROUP, INC.

By: Senior Vice President, General Counsel and Assistant Secretary	By: Executive Vice President, President and Chief Administrative Officer

1.	Time-vested Shares - RSUs

(a)
Subject to the terms of this Agreement, one third (1/3) of the RSUs shall vest on each of the first three (3) anniversaries of the Grant Date. Except as otherwise provided in the Plan or this Agreement and, subject to Section 21 of this Agreement, upon vesting, the applicable number of RSUs shall be delivered in fully paid Shares as promptly as practicable thereafter (within thirty (30) days after the vesting of such RSUs).

(b)
For purposes of this Agreement, except as provided in Sections 2, 3 and 4 below, on the date the Grantee: (i) ceases active employment by the Company or any Subsidiary or affiliate of the Company (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment or service contract, if any) prior to the applicable vesting date, or (ii) gives or receives notice of the termination of the Grantee’s employment for any reason and either (a) is placed on garden leave pursuant to the Grantee’s contract of employment (if applicable) or, (b) ceases to perform their duties and responsibilities during the Grantee’s notice period in accordance with the Grantee’s contract of employment prior to the applicable vest date, all rights of the Grantee hereunder shall thereupon terminate, any unvested RSUs shall be immediately and automatically forfeited and neither the Grantee, nor any successors, heirs, assigns or legal representatives of the Grantee, shall thereafter have any further rights or interest in any unvested RSUs. The Committee shall have the exclusive discretion to determine whether service has been interrupted in the case of any leave of absence approved by the Company, Subsidiary or affiliate of the Company, including sick leave, military leave or any other personal leave. Nothing contained herein shall be construed to confer on the Grantee any right to be retained in the employ of the Company or any Subsidiary or affiliate of the Company or to derogate from any right of the Company or any Subsidiary or affiliate thereof to terminate the Grantee’s employment, free from any liability, or any claim under this Agreement.

2.	Death or Disability

(a)
In the event of the Grantee’s termination of employment due to death or Disability (as defined below) while employed by the Company or any of its Subsidiaries or affiliates, the Grantee shall become immediately and fully vested in any outstanding RSUs granted herein.

(b)
For purposes of this Agreement, “Disability” means that the Grantee is unable to render the services or perform the duties of the Grantee employment by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period.

3.	Retirement

(a)
In the event of the Grantee’s termination of both (i) employment due to Retirement (as defined below) and/or (ii) service on the Board of Directors of the Company, if applicable, the Grantee shall become vested in a prorated number of RSUs (less any previously vested RSUs), based on a fraction, the numerator of which is the number of months since the Grant Date during which the Grantee was employed by the Company or any of its Subsidiaries or affiliates and/or served on the Board (without duplicative counting of any days during which the Grantee was both employed by the Company or any of its Subsidiaries or affiliates and serving on the Board) and the denominator of which is 36.

(b)
For purposes of this Agreement, “Retirement” means the Grantee’s voluntary termination of employment with the Company and its Subsidiaries or affiliates (without “Cause”) on or after his or her 55th birthday with at least ten years of service with the Company and its Subsidiaries or affiliates.

Notwithstanding the above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that likely would result in the favorable Retirement treatment (as set forth above) that applies to the RSUs being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of termination and the RSUs will be treated as they would under the rules that apply if the Grantee’s employment is terminated for reasons other than Retirement.

(c)	For the avoidance of doubt, the Retirement benefit provided under this Section 3 is subject to the Grantee’s compliance with the restrictive covenants set forth in Section 10 of this Agreement.

4.	Effect of a Change in Control

(a)
Accelerated Vesting if Awards not Assumed: In the event of a Change in Control (and subject to the Grantee’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), if the successor company does not equitably assume, continue or substitute the outstanding RSUs in connection with a Change in Control, such RSUs shall become fully vested (as of the date of the Change in Control and the Grantee shall be eligible to receive (at the same time and in the same form) the equivalent per share consideration offered to common stockholders generally.

(b)
“Double-Trigger” Vesting for Assumed Awards: To the extent the successor company does equitably assume, continue or substitute the outstanding RSUs, the applicable RSUs shall continue to vest in accordance with Section 1; provided, however, if within twenty-four (24) months after the date of the Change in Control the Grantee’s employment is terminated by the Company or a Subsidiary or affiliate (or the successor company or a subsidiary or affiliate thereof) without Cause[1] or by the Grantee for Good Reason[2], any then unvested RSUs shall become fully vested as of the date of termination of employment.

5.	Non-assignability

No rights hereunder shall be assignable, alienable, transferable or otherwise encumbered by the

_________________________________________
1 Solely for the purposes of Section 4(b) of this Agreement, “Cause” shall mean: (A) Grantee's conviction of, or plea of guilty or nolo contendere to, any felony or other comparable offense under local law; (B) Grantee’s engaging in illegal or willful misconduct, or engaging in conduct that has a material adverse effect on the financial performance, financial condition and/or reputation of the Company or any Subsidiary; or (C) Grantee's embezzlement of funds or misappropriation of other material property of the Company or any Subsidiary.

2 Solely for purposes of Section 4(b) of this Agreement, “Good Reason” shall mean (1) a material and adverse change in the responsibilities of Grantee, or (2) a material reduction in Grantee’s base salary other than a reduction that is also applicable generally to other similarly situated employees; provided, however, that no such change or reduction shall constitute Good Reason (A) unless Grantee gives notice of the existence of such change or reduction that Grantee believes constitutes Good Reason within 30 days after the initial existence of such change or reduction, and the Company fails to cure such change or reduction within 30 days after receipt of such notice or (B) if the Executive consented in writing to such change or reduction.

Grantee other than by will or by the laws of descent and distribution and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary or affiliate of the Company. However, the Committee may, in its discretion, provide that rights may be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse) to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties. In addition, the Grantee may, in the manner established by the Committee, designate a beneficiary to receive any distribution with respect to any Shares upon the death of the Grantee.

6.	Responsibility for Taxes

(a)
The Grantee acknowledges that, regardless of any action taken by the Company or any of its Subsidiaries or affiliates, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any Subsidiary or affiliate. The Grantee further acknowledges that the Company and/or any Subsidiary or affiliate: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the LTI Award, including, but not limited to, the grant of the LTI Award, the vesting of the RSUs, the issuance of Shares (or payment of the cash equivalent) in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the LTI Award or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or any Subsidiary or affiliate to satisfy all withholding obligations of the Company and/or any of its Subsidiaries or affiliates with respect to Tax-Related Items. In this regard, the Grantee hereby authorizes the Company, in its sole discretion and without any notice to or further authorization by the Grantee, to withhold from the Shares being distributed under this LTI Award upon vesting, that number of whole Shares the value of which is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company.

In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Grantee authorizes the Company and/or any Subsidiary or affiliate to satisfy the aggregate withholding obligation for Tax-Related Items as the Company determines to be appropriate by (i) selling, on the Grantee's behalf, a whole number of shares from those Shares issued to the Grantee, (ii) cash payment, (iii) withholding from the Grantee's wages or other cash compensation paid to the Grantee, or (iv) such other means as the Committee deems appropriate.

(c)
Depending on the withholding method, the Company or the Subsidiary or affiliate may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)
Finally, the Grantee shall pay to the Company or any Subsidiary or affiliate any amount of Tax-Related Items that the Company or any Subsidiary or affiliate may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 6. The Grantee shall have no further rights with respect to any Shares that are retained by the Company or sold by the Company or its designated broker pursuant to this Section 6, and under no circumstances will the Company be required to issue any fractional Shares.

7.	Nature of Grant

In accepting the LTI Award, the Grantee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)	all decisions with respect to future LTI Award grants, if any, will be at the sole discretion of the Company;

(c)
the grant of the LTI Award and the Grantee’s participation in the Plan shall not create a right to continued employment or service or be interpreted as forming an employment or services contract with the Company or any Subsidiary or affiliate and shall not interfere with the ability of the Company or any Subsidiary or affiliate to terminate the Grantee’s employment relationship at any time;

(d)	the Grantee’s participation in the Plan is voluntary;

(e)	the LTI Award and the Shares subject to the LTI Award, and the income and value of the same, are not intended to replace any pension rights or compensation;

(f)
the LTI Award and the Shares subject to the LTI Award, and the income and value of the same, are extraordinary items outside the scope of the Grantee’s employment or services contract, if any, and are not part of normal or expected compensation or salary of any kind for services of any kind rendered to the Company, any Subsidiary or any affiliate or for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h)	unless otherwise agreed with the Company, the LTI Award and the Shares subject to the LTI Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of the Company or any Subsidiary or affiliate;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the LTI Award resulting from termination of the Grantee’s termination of employment by the Company or any Subsidiary or affiliate (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or services contract, if any);

(j)	the RSUs and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, takeover or transfer of liability;

(k)
the Grantee acknowledges and agrees that neither the Company nor any Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the LTI Award or of any amounts due to the Grantee pursuant to the settlement of the LTI Award or the subsequent sale of any Shares acquired upon settlement.

8.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.	Data Privacy

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and any Subsidiary or affiliate for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and any Subsidiary or affiliate may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, e-mail address, date of birth, passport number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or affiliate, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Grantee understands that Personal Data will be transferred to E*TRADE Financial Corporate Services, Inc. and/or its affiliates (“E*Trade”) or any other stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to withdraw his or her consent, his or her employment status or service with the Company or any Subsidiary or affiliate will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee RSUs or other equity awards or to administer or maintain RSUs or other equity awards granted to the Grantee prior or subsequent to such refusal or withdrawal. Therefore, the Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

10.	Confidentiality; Non-Competition and Non-Solicitation Covenants

(a)
Confidentiality. Grantee covenants and agrees that Grantee will not at any time use, disclose or make accessible or available to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Subsidiaries or affiliates, except (i) while employed by the Company or any of its Subsidiaries or affiliates, in the business of and for the benefit of the Company or any of its Subsidiaries or affiliates, or (ii) when required to do so by a subpoena, by any court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or any of its Subsidiaries or affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or any of its Subsidiaries or affiliates to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning the Company's or any of its Subsidiaries' or affiliates' financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or any of its Subsidiaries or affiliates; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Grantee, (y) becomes available to Grantee on a non-confidential basis from a source other than the Company or any of its Subsidiaries or affiliates that lawfully obtained such information or (z) was available to Grantee on a non-confidential basis prior to its disclosure to Grantee by the Company or any of its Subsidiaries or affiliates. In addition to and not in limitation of anything in the foregoing, it is specifically understood and agreed by Grantee that any and all Confidential Information received by Grantee during his/her employment by the Company or any Subsidiary or affiliate is deemed Confidential Information. In the event Grantee's employment is terminated hereunder for any reason, he/she immediately shall return to the

Company or any of its Subsidiaries or affiliates all tangible Confidential Information (including any and all copies thereof) in his/her possession.

(b)
Non-Competition Covenant. Grantee agrees that during the period of Grantee’s employment with the Company or any of its Subsidiaries and for a period of twelve (12) months after the effective date of termination of employment (the “Restricted Period”), without the prior written consent of the Company’s CEO (or if Grantee is the CEO, without the prior written consent of the Committee), Grantee shall not, except in furtherance of his employment duties, directly or indirectly (whether as a sole proprietor, owner, partner, principal, manager, officer, director, agent, consultant, executive or management employee, or otherwise), engage in, assist or enable any other person to engage in, or directly or indirectly own more than 1% of any class or series of equity securities in, any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”), it being understood and agreed that the Company or any of its Subsidiaries or affiliates conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory. As used in this Agreement, the term “Business” means the business of the Company and its Subsidiaries or affiliates, including (i) the purchase, collection, and/or management of portfolios of defaulted consumer receivables, (ii) claims filing, administration, or related services pertaining to securities or antitrust class action or similar litigation, (iii) the acquisition of claims or accounts related to securities or antitrust class action or similar litigation, (iv) the administration, management, auditing or collection of state, federal or municipal taxes or other government accounts receivable, or (v) skip tracing or collateral, property and/or asset location. Notwithstanding the foregoing, an entity will not be deemed to be a Competing Entity, and Grantee and other persons assisted by Grantee will not be deemed to be engaged in the Business in violation of the terms of this Section 7(b) if (A) Grantee is employed by an entity that is meaningfully engaged in one or more enterprises whose principal business is other than the Business (the “Non-Competing Businesses”), (B) such entity’s relationship with Grantee relates solely to the Non-Competing Businesses, and (C) if requested by the Company or any of its Subsidiaries or affiliates, such entity and Grantee provide the Company or any of its Subsidiaries or affiliates with reasonable assurances that Grantee will have no direct or indirect involvement in the Business on behalf of such entity.

(c)
Non-Solicitation Covenant. Grantee agrees that during the Restricted Period, without the prior written consent of the Company, Grantee shall not, on his own behalf or on behalf of any person or entity (other than on behalf of the Company or any of its Subsidiaries or affiliates), directly or indirectly, (i) solicit any Customer or Prospective Customer (as defined below) of the Company or any of its affiliates or Subsidiaries for the purpose of providing services or products relating to and competitive with the Business or facilitating the provision of such products or services; or (ii) engage, hire or solicit the employment of, whether on a full-time, part-time, consulting, advising, or any other basis, any employee who was employed by the Company or its affiliates or Subsidiaries on the effective date of Grantee's termination or at any time during the six (6) months preceding such termination date. This provision does not prohibit the solicitation of employees by means of a general advertisement. "Customer", as used in this Agreement, means any client or customer of the Company or any of its Subsidiaries or affiliates with respect to whom, at any time during the two (2) year period preceding the termination of Grantee's employment, Grantee: (i) performed services on behalf of the Company or any of its Subsidiaries or affiliates, or (ii) had substantial contact or acquired or had access to Confidential Information or other substantial information as a result of or in connection with Grantee’s employment. "Prospective Customer", as used in this Agreement, means any entity other than a Customer with respect to whom, at any time during the one (1) year period preceding the termination of Grantee's employment, Grantee: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its Subsidiaries or affiliates, or (ii) had substantial contact or acquired or had access to Confidential Information or other substantial information as a result of or in connection with Grantee's employment.

(d)
Grantee agrees that the covenants of confidentiality, non-competition and non-solicitation are reasonable covenants under the circumstances and further agrees that if, in the opinion of any court of competent jurisdiction, any such covenants are not reasonable or are unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of these covenants as so amended, and to that end the provisions of this Section 10 shall be deemed severable. Grantee agrees that any breach of the covenants contained in this Section 10 will result in immediate and irreparable harm to the Company and its Subsidiaries and affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Grantee agrees that the Company or any of its Subsidiaries or affiliates, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction (without posting a bond or other security) against Grantee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 10. If the Grantee breaches this Section 10 all undelivered RSUs (whether vested or unvested) shall be immediately forfeited and cancelled and the Company may clawback (i) any RSUs delivered to Grantee in the preceding year and (ii) any other RSUs delivered in connection with, or following, Grantee’s termination of employment.

(e)
To the extent that the restrictive covenants at section (b) and (c) above are covered by any restrictive covenants in the Grantee’s contract of employment, for the avoidance of any doubt, the restrictive covenants contained in the Grantee’s contract of employment shall prevail.

(f)
No particular consideration is payable for the covenants contained in this Section 10. However, if mandatory legislation is in effect or is introduced, pursuant to which consideration is a requirement for the validity and/or enforceability of the covenants in this Section 10, the Grantee shall receive the minimum compensation provided by law. The Company may waive the covenants contained in this Section 10 in whole or in parts, and the Grantee will only be entitled to such mandatory consideration for any period the covenants are invoked.

(g)
Notwithstanding the foregoing, no subsection of this Section 10 is intended to or shall limit, prevent, impede or interfere with the Grantee's non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiaries or affiliates past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Grantee has made such reports or disclosures.

11.	Regulatory Requirements

(a)	Anything in this Agreement to the contrary notwithstanding, in no event may any LTI Awards granted pursuant to this Agreement be effective if the Company or any of its Subsidiaries or affiliates shall, at any time and in its sole discretion, determine that the consent or approval of any governmental or regulatory body, is required or desirable in connection with such LTI Award. In such event, the LTI Award shall be held in abeyance and shall not be effective unless and until such consent or approval shall have been affected or obtained free of any conditions not acceptable to the Company or any of its Subsidiaries or affiliates.

(b)
The Committee may require as a condition to the right to receive any LTI Awards hereunder that the Company receive from the Grantee representations, warranties and agreements, at the time of any such grant, to the effect that the Shares are being purchased without any present intention to sell or otherwise distribute such Shares in violation of applicable securities laws and that the Shares will not be disposed of in transactions which would violate the Company’s policies, including its Insider Trading Policy, or violate registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations promulgated thereunder or other applicable law. If applicable, the certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

(c)
All certificates for Shares or other securities of the Company shall be subject to such stop transfer orders and other restrictions as the Company or the Committee may deem advisable under the Company’s policies, or the rules, regulations and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.Language

If the Grantee has received this Agreement, or any other document related to the Plan or this LTI Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

13.Electronic Delivery and Participation

The Company may, in its sole discretion, decide (a) to deliver any documents related to the LTI Award, the Grantee’s participation in the Plan, or future LTI Awards by electronic means, or (b) to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

14.Governing Law / Venue

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia and applicable United States laws, without giving effect to the conflict of laws principles thereof. Subject to Section 5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by any LTI Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Virginia and agree that such litigation shall be conducted only in the courts of Norfolk, Virginia, or the federal courts for the United States for the Eastern District of Virginia, and no other courts, where this LTI Award is made and/or to be performed.

15.Equitable Adjustments; Rights as Shareholder

If any change is made to the outstanding Shares or capital structure of the Company, the outstanding and unvested RSUs shall be adjusted as necessary to prevent dilution or enlargement of a Grantee’s rights hereunder in the manner contemplated by Section 12.2 of the Plan.

The Grantee shall not have any rights of a shareholder with respect to the LTI Award, including, but not limited to, voting rights until vesting and delivery of the applicable Shares underlying the LTI Award.

As of any date that the Company pays an ordinary cash dividend on its Shares, the Company will increase the applicable number of outstanding and unvested RSUs by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of outstanding and unvested RSUs as of the related dividend payment date (collectively, “Dividend Equivalent Shares”). Any such Dividend Equivalent Shares shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original RSUs to which they relate.

16.Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.Successors and Assigns.

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the LTI Award may be transferred by will or the laws of descent or distribution.

18.Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.Discretionary Nature

The grant of the LTI Award is exceptional, voluntary and occasional and does not create any contractual right or other right to receive any other awards or benefits in lieu of awards in the future, even if awards have been granted in the past. Future awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company or any of its Subsidiaries or affiliates.

20.Amendment

This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement or the Plan shall be made which would materially and adversely affect the rights of the Grantee under this Agreement, without such Grantee’s written consent.

21.Section 409A

To the extent Grantee is or becomes subject to U.S. Federal income taxation, this Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. In addition, and notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without Grantee’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this LTI Award. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

Notwithstanding anything herein to the contrary, (i) to the extent any LTI Award constitutes nonqualified deferred compensation within the meaning of, and subject to, Section 409A, then, with respect to such LTI Award, all references in the Plan and this Agreement to the Grantee’s termination of employment shall mean the Grantee’s separation from service within the meaning of Section 409A, and (ii) in the event that Grantee is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for under this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after such Grantee’s “separation from service” (as defined under Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A shall instead be paid to the Grantee in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Grantee’s separation from service or (ii) the tenth business day following such Grantee’s death.

22.Repayment Obligation

In the event that (i) the Company issues a restatement of financial results to correct a material error, (ii) the Committee determines, in good faith, that Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the RSUs that were granted and/or earned during the three year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company the RSUs or the pre-tax income derived from any disposition of the shares previously received in settlement of the RSUs that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). This Repayment Obligation shall be in addition to any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

23.Entire Agreement

The above terms and conditions control this Agreement, notwithstanding any terms or provisions in any prior awards from the Company to the Grantee. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall be controlling.

24.	Appendix

The LTI Award shall be subject to any special terms and conditions set forth in the Appendix for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

25.Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the LTI Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.Insider Trading/Market Abuse Laws

Grantee acknowledges that he or she may be subject to insider trading and/or market abuse laws in Grantee’s country of domicile and the United States, which may affect the Grantee's ability to acquire or sell Shares under the Plan during such times as the Grantee is considered to have “inside information” (as defined by the laws in the Grantee's country and the United States).  The requirements of these laws may or may not be consistent with the terms of any applicable Company insider trading policy.  The Grantee acknowledges that it is the Grantee’s responsibility to be informed of and compliant with any such laws and such Company policies, and is hereby advised to speak to the Grantee’s personal legal advisor on this matter.

27.Foreign Asset/Account Reporting Notification

The Grantee understands that the Grantee’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of the Grantee's country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee's country. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable regulations, and the Grantee should speak to the Grantee’s personal advisor on this matter.

28.Waiver

The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any prior or subsequent breach by the Grantee or any other grantee.

APPENDIX

PRA GROUP, INC.

2013 Omnibus Incentive Plan
Restricted Stock Unit Agreement and Performance Stock Unit Agreement
Country-Specific Provisions

Capitalized terms used but not defined herein shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix includes special terms and conditions applicable to Grantees and the RSUs and PSUs (collectively, the "Stock Units") granted to such Grantees under the Plan if the Grantee resides and/or works in one of the countries listed below.

This Appendix also includes information regarding exchange control and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of December 2016. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee does not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Grantee vests in the Stock Units, acquires Shares (or the cash equivalent) or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Grantee. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

AUSTRIA

TERMS AND CONDITIONS

The following provision supplements Section 10(b) of the Agreement:
The phrase "any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”)" shall be replaced with:

"any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) in Europe (the “Territory”)"

NOTIFICATIONS

Exchange Control Information. If the Grantee is an Austrian resident and holds Shares acquired under the Plan outside of Austria, the Grantee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of the last day of any given calendar quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed; whereas, if the latter threshold is exceeded, annual reports must be filed. The deadline for filing the quarterly report is the 15th day of the month following the end of the relevant quarter. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.
When the Grantee sells Shares acquired under the plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month using the prescribed form.

CANADA

TERMS AND CONDITIONS

Payment. Notwithstanding any discretion contained in the Plan or this Agreement, the LTI Award granted to Grantees in Canada shall be paid in Shares only and does not provide any right for the Grantee to receive a cash payment.

The following provisions apply if the Grantee resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention ("Agreement"), ainsi que de tous documents executes, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement á la présente convention.

The following provision supplements Section 9 of the Agreement:

Data Privacy. The Grantee hereby authorizes the Company, its Subsidiaries, affiliates and their representatives to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and/or any Subsidiary or affiliate of the Company to record such information in his or her employee file.

NOTIFICATIONS

Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Exchange in the United States.

Foreign Asset/Account Reporting Information. Foreign property, including Shares and rights to receive shares (e.g., Stock Units), held by Canadian residents must be reported annually to the tax authorities on Form T1135 (Foreign Income Verification Statement) if the total cost of all of your foreign specified property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year when such foreign property was held by a Canadian resident. It is the Grantee’s responsibility to comply with applicable reporting obligations and the Grantee should consult with his or her personal tax advisor in this regard.

GERMANY

NOTIFICATIONS

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee is responsible for satisfying the reporting obligation.

ITALY

TERMS AND CONDITIONS

The following provision replaces Section 9 of the Agreement:

Data Privacy

The Grantee understands that his / her employer (the "Employer"), the Company and any Subsidiary or affiliate may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary, details of the LTI Award, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan ("Data") and in compliance with applicable laws and regulations.

The Grantee also understands that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Grantee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan. The Controller of personal data processing is PRA Group, Inc. with its address at 140 Corporate Blvd., Norfolk, VA 23502 USA and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is PRA Iberia SLU with its registered address at C/Albasanz, nº 16, 3ª planta, 28037, Madrid, Spain.

The Grantee understands that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the "Processor"), if any. An updated list of Processors and other transferees of Data is available upon request from the Employer. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Grantee further understands that the Company and/or any Subsidiary or affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Grantee’s participation in the Plan, and that the Company and/or any Subsidiary or affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired pursuant to the Stock Units. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan. The Grantee understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Grantee’s consent thereto as the processing is necessary to performance of contractual obligations related to the implementation, administration and management of the Plan. The Grantee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Grantee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. The Grantee should contact the Employer in this regard.

Furthermore, the Grantee is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Grantee’s human resources department.

Plan Document Acknowledgment. The Grantee further acknowledges that he or she has read and specifically and expressly approves the Data Privacy section above as well as the following sections of the Agreement Section 1 ("Time-vested Shares - RSUs" or "Performance-based LTI Awards - PSUs"); Section 4 ("Effect of a Change in Control"); Section 5 ("Non-assignability"), Section 6 ("Responsibility for Taxes"); Section 7 ("Nature of Grant"); Section 12 ("Language"), Section 14 ("Governing Law / Venue"); Section 26 ("Imposition of Other Requirements") and the "Data Privacy" provision included immediately above.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the tax year, hold foreign financial assets outside of Italy (e.g., cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets

A tax on the value of financial assets held outside of Italy by individual residents in Italy will be due. The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of each calendar year.

NORWAY

No country-specific provisions apply.

POLAND

NOTIFICATIONS

Foreign Asset / Account Reporting Information. Polish residents holding foreign securities (including Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information. If a Polish resident transfers funds in excess of a specific threshold (currently €15,000), the funds must be effected through a Polish bank account or financial institution. Polish residents are required to maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

SPAIN

TERMS AND CONDITIONS

The following provision supplements Section 10(b) of the Agreement:
Grantee agrees that any RSUs granted under the Plan during his or her employment with the Company or its Subsidiaries constitute adequate compensation for the covenants of confidentiality, non-competition and non-solicitation. If the Grantee breaches this Section 10, all undelivered RSUs (whether vested or unvested) shall be immediately forfeited and cancelled and the Company may clawback (i) any RSUs delivered to Grantee in the preceding year and (ii) any other RSUs delivered in connection with, or following, Grantee’s termination of employment and (iii) when applicable, the cash compensation paid during the Restricted Period. If at the effective date of termination of the employment, the Grantee has not received through LTI Awards at least a 50% of his/her fixed gross salary at termination date for the Restricted Period as compensation for the covenants of noncompetition and non-solicitation, the Company will pay the difference up to the referred 50% in 12 cash monthly installments during the Restricted Period.

Nature of Grant. This provision supplements Section 7 of the Agreement:

By accepting the LTI Award, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the LTI Award under the Plan to individuals who may be employed by the Company or its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis other than as set forth in the applicable award agreement. Consequently, the Grantee understands that the LTI Award is granted on the assumption and condition that the LTI Award and any Shares subject to the vesting of the Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, the Grantee understands that the vesting of the Stock Units covered by the LTI Award is expressly conditioned on the Grantee's continued and active rendering of service to the Company or the employer, as applicable, such that if the Grantee's employment terminates for any reason, except death, Disability, Retirement and certain circumstances at a Change in Control, the Stock Units will cease vesting immediately effective as of the date of cessation of active employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause (i.e., subject to a "despido improcedente"), disciplinary dismissal without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

NOTIFICATIONS

Exchange Control Information. The acquisition, ownership and sale of Shares under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the "DGCI"), which is a department of the Ministry of Economy and Competitiveness. The Grantee must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

The Grantee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Grantee by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. If the Grantee holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Grantee is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the following March 31.

Securities Law Information. The LTI Award and the Shares subject to the LTI Award do not qualify as securities under Spanish regulations. No "offer of securities to the public," as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Agreement have been or will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), nor do they constitute a public offering prospectus.

SWEDEN

No country-specific provisions apply.

SWITZERLAND

NOTIFICATIONS

Securities Law Information. The Stock Units offered by the Company are considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Stock Units constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Stock Units may be publicly distributed or otherwise made publicly available in Switzerland.

UNITED KINGDOM

The following provision supplements Section 10(b) of the Agreement:
The phrase "directly or indirectly own more than 1% of any class or series of equity securities in, any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”)" shall be replaced with:

"directly or indirectly own more than 1% of any class or series of equity securities in, any entity or business which at such time has material operations that are engaged, or about to be engaged, in any business activity competitive (directly or indirectly) with the Business (as defined below) in Europe and with which the Grantee was materially involved at any time during the last 12 months of the Grantee’s employment with the Company or any Subsidiary (a “Competing Entity”) anywhere in the world (the “Territory”)"

Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the U.K. tax year (April 6 - April 5) in which such event giving rise to the income tax liability occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the "Due Date"), the amount of any uncollected tax shall constitute a loan owed by the Grantee to the Company or the Employer, as applicable, effective as of the Due Date. The Grantee agrees that the loan will bear interest at the then current Her Majesty’s Revenue and Customs ("HMRC") official rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement.

Notwithstanding the foregoing, if the Grantee is an executive officer or director of the Company within the meaning of Section 13(k) of the Exchange Act, the Grantee shall not be eligible for a loan to cover the income tax due as described above. In the event that the Grantee is such an executive officer or director and the income tax due is not collected by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and National Insurance Contributions may be payable. The Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Section 6 of the Agreement.